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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
  12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number        1-10944

  KU Energy Corporation
  ___________________________________________________________________________
                       (Exact name of registrant as specified in its charter)

  One Quality Street,   Lexington, Kentucky,  40507-1428,    (606) 255-2100
  ___________________________________________________________________________
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  KU Energy  Common  Stock,  no  par  value
  __________________________________________________________________________
                  (Title of each class of securities covered by this Form)

  None
  __________________________________________________________________________
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate file provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   X                       Rule 12h-3(b)(1)(i)
         Rule 12g-4(a)(1)(ii)                          Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                           Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                          Rule 12h-3(b)(2)(ii)
                                                       Rule 15d-6

  Approximate number of holders of record as of the certification or notice
  date:          Zero
        ____________________

  Pursuant to the requirements of the Securities Exchange Act of 1934
  KU Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date:   May 4, 1998                  By:    /s/Michael D. Robinson
       ________________                       ______________________
                                              Michael D. Robinson
                                              Controller


     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.